Exhibit 99.1

For Immediate Release: February 27, 1995

   VALLEY NATIONAL BANCORP AND LAKELAND FIRST FINANCIAL GROUP
                SIGN DEFINITIVE MERGER AGREEMENT

WAYNE, NJ -- Gerald H. Lipkin, Chairman and Chief Executive Officer of Valley National Bancorp (NYSE:VLY) and Mike Halpin, President and Chief Executive Officer of Lakeland First Financial Group, Inc. (NASDAQ:LLSL) jointly announced today that they have signed a definitive merger agreement by which Valley will acquire Lakeland, the holding company for Lakeland Savings Bank, a $661 million, 16-branch bank headquartered in Succasunna, NJ. The parties had signed a letter of intent on January 26, 1995. The merger will expand Valley's branch network in Morris County and extend it into two new counties, Sussex and Warren.

"With a current return on assets of 1.41% and a return on equity over 18%, Lakeland represents the type or superior performing organization that Valley seeks to coin with in expanding its franchise," said Gerald H. Lipkin.

As previously announced, Lakeland will be merged into Valley. The acquisition of Lakeland is designed as a tax-free merger in which each of the 3,901,770 outstanding shares of Lakeland common stock will be exchanged for 1.225 shares of Valley common stock. In connection with the execution of the letter of intent, Lakeland also granted Valley an option to acquire 1,250,000 shares of Lakeland's authorized but unissued common stock.

In its most recent merger, completed in November, 1994, Valley acquired RockBank, a $190 million institution based in North Plainfield. That merger added five branches in Middlesex, Somerset and Union counties to the Valley network. During November, 1994, Valley signed a definitive merger agreement pursuant to which Valley agreed to acquire American Union Bank, a $55 million, two-office bank headquartered in Union, NJ. It is anticipated that this merger will be consummated on February 28, 1995.

Mike Halpin indicated that "the merger will bring together two great banking institutions creating a much stronger franchise and market presence in northern New Jersey. As a result of the merger, Lakeland will be able to provide an expanded array of banking services to its customers such as investment management and trust services, and cash management services as well as many convenient branch locations."

The acquisition is conditioned upon necessary bank regulatory approvals, the approval of Lakeland's shareholders and other customary conditions. The parties anticipate that the merger will be consummated in the third quarter of this year.

Valley National Bank, the principal subsidiary or Valley National
Bancorp, currently has $3.7 billion in assets and operates 62 branches in 41 communities in Bergen, Essex, Hudson, Middlesex,
Morris, Passaic, Somerset and Union counties.